Exhibit 10.2.1

NOTICE OF STOCK OPTION GRANT

You have been granted an option to purchase Common Stock of Biocept, Inc. (the “Company”) under the Company’s 2013 Equity Incentive Plan, as follows:

Optionee:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Expiration Date:

Type of Grant:	☐ Incentive Stock Option ☐ Nonstatutory Stock Option

Vesting Schedule:	of the shares shall vest and be exercisable on the Vesting Commencement Date; thereafter of the total shares shall, provided that you are still in Continuous Service Status with the Company on the respective installment dates, vest and become exercisable in equal monthly installments over the next years so that the option would be 100% vested on the anniversary of the Vesting Commencement Date. [ADD IF APPLICABLE: In addition, provided that you are then still in Continuous Service Status with the Company, any not-yet-vested shares shall vest and become exercisable on the first anniversary of a Change in Control.]

Termination Period:	To the extent allowed by Section 5 of the Stock Option Agreement and not otherwise (and in no event later than the Expiration Date), this Option may still be exercised for three months after termination of Optionee’s service relationship (employment, directorship and/or consulting) or for such other time period as called for by such Section 5 for a particular scenario. Optionee is responsible for keeping track of the applicable exercise period, if any, following termination for any reason of his or her service relationship with the Company. The Company will not provide further notice of such exercise period, if any.

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Company’s 2013 Equity Incentive Plan and the Stock Option Agreement, both of which are attached and made a part of this document. Accordingly, separate execution and delivery of the Stock Option Agreement is not required.

In addition, you agree and acknowledge that your rights to any Shares underlying the Option will be earned only as you provide services to the Company over time, that the grant of the Option is not as consideration for services you rendered to the Company before your Vesting Commencement Date, and that nothing in this Notice or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without Cause.

The per share “Exercise Price” is intended to be at least equal to the fair market value of the Company’s Common Stock at the date of grant. The Company has attempted in good faith to make the fair market value determination in compliance with applicable tax law although there can be no certainty that the IRS will agree. If the IRS does not agree and asserts the fair market value at the time of grant is higher than the Exercise Price, the IRS could seek to impose greater taxes on you, including interest and penalties under Internal Revenue Code Section 409A. While the Company thinks this is an unlikely event, the Company cannot provide absolute assurance and you may want to consult your own tax adviser with any questions.

Biocept, Inc.

By:
Optionee	Name:
Title:

ATTACHMENTS:	Stock Option Agreement, Exercise Notice and Stock Purchase Agreement, 2013 Equity Incentive Plan